Exhibit 99.1

CORRECTING and REPLACING McKesson Reports Fourth Quarter and Full Year 2019 Results

CORRECTION… by McKesson Corporation.

IRVING, Texas, May 8, 2019 - (BUSINESS WIRE) - Schedule 5, Condensed Consolidated Statements of Cash Flows is corrected to include the line “Gain from Sale of Businesses and Investments” and the corresponding amounts for the years ended March 31, 2018 and 2019. This correction does not impact net cash provided by operating activities as previously presented for either period.

The corrected release reads:

McKESSON REPORTS FISCAL 2019 FOURTH-QUARTER AND FULL-YEAR RESULTS

•	Fourth-quarter fiscal 2019 revenues of $52.4 billion and full-year fiscal 2019 revenues of $214.3 billion, a full-year increase of 3%.

•	Fourth-quarter GAAP loss per diluted share from continuing operations of $(4.17) and full-year GAAP earnings per diluted share from continuing operations of $0.17.

•	Fourth-quarter Adjusted Earnings per diluted share of $3.69, up 6% from a year ago. Full-year Adjusted Earnings per diluted share of $13.57, up 8% from a year ago.

•	Fiscal 2019 cash flow from operations of $4.0 billion and free cash flow of $3.5 billion. McKesson returned $1.9 billion to shareholders through share repurchases and dividends in fiscal 2019.

•	Fiscal 2020 Financial Outlook: Adjusted Earnings of $13.85 to $14.45 per diluted share.

•	Renewed pharmaceutical distribution relationship with CVS Health through June 2023.

•	Cost Savings Target Update: Increased previously announced anticipated annual savings by $100 million to approximately $400 million to $500 million by end of fiscal 2021.

IRVING, Texas, May 8, 2019 – McKesson Corporation (NYSE:MCK) today reported that revenues for the fourth quarter ended March 31, 2019, were $52.4 billion compared to $51.6 billion a year ago, an increase of 2% on a reported basis and an increase of 3% on an FX-adjusted basis. For the fiscal year, McKesson had revenues of $214.3 billion, compared to $208.4 billion a year ago, an increase of 3% on a reported and FX-adjusted basis.

“McKesson delivered solid adjusted operating results, and we are pleased to conclude fiscal 2019 with adjusted EPS growth of 8%,” said Brian Tyler, chief executive officer. “We successfully executed in a challenging environment and took action to address the headwinds in our European business. McKesson exits fiscal 2019 with improving momentum across many of our businesses. Our financial flexibility, reinforced by a strong balance sheet and solid cash flow generation, positions us to continue delivering shareholder value.”

On the basis of U.S. generally accepted accounting principles (“GAAP”), fourth-quarter loss per diluted share from continuing operations was $(4.17), compared to loss per diluted share of $(5.58) a year ago. Full-year GAAP earnings per diluted share from continuing operations was $0.17, compared to GAAP earnings per diluted share from continuing operations of $0.30 a year ago. Fourth-quarter GAAP loss per diluted share and full-year GAAP earnings per diluted shared included after-tax net charges totaling approximately $1.5 billion and $2.2 billion, respectively, or $7.63 and $11.00 per diluted share, respectively, reflecting non-cash goodwill and long-lived asset impairment charges, as well as restructuring charges largely in the company’s European businesses.

Fourth-quarter Adjusted Earnings per diluted share was $3.69, an increase of 6% compared to $3.49 a year ago, primarily driven by a lower share count and growth in the Medical-Surgical business, partially offset by weakness in the U.K. retail pharmacy business, including an inventory charge recorded in the fourth quarter, and a higher adjusted tax rate. Full-year Adjusted Earnings per diluted share was $13.57, an increase of 8% compared to $12.62 for the prior year, primarily driven by a lower share count, growth in the McKesson Prescription Technology Solutions (MRxTS) and Medical-Surgical businesses and a lower adjusted tax rate, partially offset by lower profit contribution from the U.S. Pharmaceutical business related to the fourth quarter fiscal 2018 customer losses and weakness in the U.K. retail pharmacy business.

For the full year, McKesson generated cash from operations of $4.0 billion, and invested $557 million internally, resulting in free cash flow of $3.5 billion. During the year, McKesson paid $905 million for acquisitions, repurchased approximately $1.6 billion of its common stock, and paid $292 million in dividends. The company ended the quarter with cash and cash equivalents of $3.0 billion.

U.S. Pharmaceutical and Specialty Solutions Segment

•

Fourth Quarter: Revenues were $40.9 billion, up 3%, driven primarily by market growth, partially offset by branded to generic conversions and fourth-quarter fiscal 2018 customer losses. GAAP operating profit was $873 million and GAAP operating margin was 2.13%. Adjusted operating profit was $752 million, down 1%, and adjusted operating margin was 1.84%.

•

Full Year: Revenues were $167.8 billion, up 3%, driven primarily by market growth and acquisitions, partially offset by fourth-quarter fiscal 2018 customer losses and branded to generic conversions. GAAP operating profit was $2.7 billion and GAAP operating margin was 1.61%. Adjusted operating profit was $2.5 billion, down 2%, and adjusted operating margin was 1.50%.

European Pharmaceutical Solutions Segment

•

Fourth Quarter: Revenues were $6.8 billion, down 6% on a reported basis and up 2% on an FX-adjusted basis, driven primarily by market growth, partially offset by the fiscal 2018 actions to sell or divest owned retail pharmacies and a challenging market environment in the U.K. GAAP operating loss was $(1.5) billion and GAAP operating margin was (21.52)%. The segment recorded non-cash impairment charges of $1.4 billion in the fourth quarter, mainly due to declines in estimated future cash flows primarily attributed to the continued effects of U.K. government reimbursement reductions and competitive pressures in the U.K. Adjusted operating profit was $23 million, down 72%, and adjusted operating margin was 0.34%. On an FX-adjusted basis, adjusted operating profit was $26 million, down 68%, and adjusted operating margin was 0.36%. The segment results include an inventory charge of approximately $20 million in the fourth quarter.

•

Full Year: Revenues were $27.2 billion, flat on a reported basis and up 1% on an FX-adjusted basis, driven primarily by market growth, partially offset by the fiscal 2018 reduction in owned retail pharmacies and a challenging market environment in the U.K. and France. GAAP operating loss was $(2.0) billion and GAAP operating margin was (7.26)%. The segment GAAP results include full-year pre-tax restructuring charges of $63 million as a result of actions taken to address performance in the segment. Adjusted operating profit was $219 million, down 36%, and adjusted operating margin was 0.80%. On an FX-adjusted basis, adjusted operating profit was $220 million, down 35%, and adjusted operating margin was 0.80%.

Medical-Surgical Solutions Segment

•

Fourth Quarter: Revenues were $2.0 billion, up 13%, driven primarily by an acquisition and growth in the Primary Care and Lab Solutions businesses. GAAP operating profit was $121 million and GAAP operating margin was 6.19%. Adjusted operating profit was $172 million, up 21%, and adjusted operating margin was 8.80%.

•

Full Year: Revenues were $7.6 billion, up 15%, driven primarily by an acquisition and growth in the Primary Care and Lab Solutions businesses. GAAP operating profit was $455 million and GAAP operating margin was 5.97%. Adjusted operating profit was $605 million, up 11%, and adjusted operating margin was 7.94%.

Other remaining businesses (primarily including McKesson Canada, MRxTS and equity accounting method investment in Change Healthcare)

•

Fourth Quarter: Revenues were $2.8 billion, down 6% on a reported basis and down 1% on an FX-adjusted basis, driven primarily by April 2018 government actions taken in Canada, partially offset by market growth. GAAP operating profit was $111 million and adjusted operating profit was $258 million, up 6%. On an FX-adjusted basis, adjusted operating profit was $261 million, up 7%.

•

Full Year: Revenues were $11.7 billion, down 1% on a reported basis and up 1% on an FX-adjusted basis, driven primarily by market growth, partially offset by government actions enacted in Canada and the fiscal 2018 sale of the company’s Enterprise Information Solutions business. GAAP operating profit was $394 million and adjusted operating profit was $995 million, up 7%. On an FX-adjusted basis, adjusted operating profit was $1.0 billion, up 8%.

Company Updates

•	Renewed pharmaceutical distribution relationship with CVS Health through June 2023.

•	McKesson relocated its global corporate headquarters from San Francisco, California, to Irving, Texas, effective April 1, 2019.

•	Board of Directors elected Dominic Caruso and Brad Lerman as new independent directors.

•

In January of 2019, the Board of Directors formed a Compliance Committee to enhance oversight of the company’s compliance programs and management’s identification and evaluation of the principal legal and regulatory compliance risks. Brad Lerman, who has significant experience leading global legal, government affairs, ethics and compliance functions, chairs the committee.

•

Following McKesson’s announcement of a $100 million contribution to create a non-profit foundation to address the opioid epidemic in March 2018, the Foundation for Opioid Response Efforts (FORE) appointed Dr. Andrea Barthwell as board chair and Dr. Karen A. Scott as president.

•

Enhanced leadership and executive teams: appointed Kirk Kaminsky president of U.S. Pharmaceutical and Specialty Solutions business effective April 15, 2019, and appointed Tracy Faber executive vice president and chief human resources officer effective October 1, 2019, following Jorge Figueredo’s announced retirement.

Cost Savings Target Update

As a result of actions taken in the second half of fiscal 2019 to address challenges in the European business and to better position the U.S. and Canadian businesses, the company now anticipates it will generate approximately $400 million to $500 million in annual pre-tax savings that will be substantially realized by the end of fiscal 2021, an increase from the prior expectation of $300 million to $400 million as previously announced on October 25, 2018.

“We are making important progress towards our initiatives and are confident that the actions we are taking position us for growth in fiscal 2020 and beyond,” Tyler concluded.

Fiscal 2020 Outlook and Key Assumptions

McKesson expects full-year fiscal 2020 Adjusted Earnings per diluted share of $13.85 to $14.45, which reflects solid growth across the company’s operating segments, a continuation of disciplined, efficient capital deployment, investments in the business, increased costs for opioids litigation and modest improvement in the U.K. business.

The fiscal 2020 outlook is based on the following key assumptions and expectations, and is also subject to risk factors such as those described below:

•	McKesson to deliver low- to mid-single digit percent revenue growth and flat to low-single digit percent adjusted income from operations decline in fiscal 2020.

•	U.S. Pharmaceutical and Specialty Solutions to deliver low- to mid-single digit percent revenue and adjusted operating profit growth in fiscal 2020.

•	European Pharmaceutical Solutions to deliver low- to mid-single digit percent revenue and adjusted operating profit growth in fiscal 2020.

•	Medical-Surgical Solutions to deliver high-single digit percent revenue growth and high-single to low double-digit percent adjusted operating profit growth in fiscal 2020.

•

Other to deliver approximately flat to low-single digit percent revenue decline and adjusted operating profit is expected to decline low- to mid-single digit percent in fiscal 2020, which assumes the company’s continued 70% equity interest in Change Healthcare through March 31, 2020.

•

Adjusted corporate expenses to be between approximately $725 million and $775 million, primarily driven by an anticipated increase in opioid-related litigation costs, and investments in technology-related infrastructure and growth-oriented data and analytics capabilities.

•	Interest expense to be between $245 million and $265 million.

•	The guidance range assumes a full-year adjusted tax rate of approximately 18-19%, which may vary from quarter to quarter.

•	Foreign currency exchange rate movements to have a net neutral impact to adjusted earnings per diluted share year over year.

•	Free cash flow to be $2.8 billion to $3.0 billion, which is net of expected payments for property, plant and equipment and capitalized software expenditures of between $500 million and $700 million.

•	Weighted average diluted shares used in the calculation of earnings per share to be approximately 185 million for the year.

Conference Call Details

The company has scheduled a conference call for today, Wednesday, May 8th, at 8:00 AM ET. The dial-in number for individuals wishing to participate on the call is 323-794-2093. Holly Weiss, senior vice president, Investor Relations, is the leader of the call, and the password to join the call is ‘McKesson’. A telephonic replay of this conference call will be available for five calendar days. For individuals wishing to listen to the replay, the dial-in number is 719-457-0820 and the pass code is 3096337. An archive of the conference call will also be available on the company’s Investor Relations website at http://investor.mckesson.com.

Upcoming Investor Events

McKesson management will be participating in the following investor conferences:

•	Bank of America Merrill Lynch Health Care Conference, May 14, 2019, in Las Vegas, Nevada; and

•	Goldman Sachs 40th Annual Global Healthcare Conference, June 11, 2019, in Rancho Palos Verdes, California.

Audio webcasts will be available live and archived on the company’s Investor Relations website at http://investor.mckesson.com. A complete listing of upcoming events for the investment community is available on the company’s Investor Relations website.

Adjusted Earnings

McKesson separately reports financial results on the basis of Adjusted Earnings. Adjusted Earnings is a non-GAAP financial measure defined as GAAP income from continuing operations, excluding amortization of acquisition-related intangible assets, acquisition-related expenses and adjustments, LIFO inventory-related adjustments, gains from antitrust legal settlements, restructuring and asset impairment charges, and other adjustments. A reconciliation of McKesson’s GAAP financial results to Adjusted Earnings is provided in Schedules 2 and 3 of the financial statement tables included with this release.

The company does not provide forward-looking guidance on a GAAP basis prospectively as McKesson is unable to provide a quantitative reconciliation of this forward-looking non-GAAP measure to the most directly comparable forward-looking GAAP measure, without unreasonable effort, because McKesson cannot reliably forecast LIFO inventory-related adjustments, gains from antitrust legal settlements, restructuring and asset impairment charges, and other adjustments, which are difficult to predict and estimate. These items are inherently uncertain and depend on various factors, many of which are beyond the company’s control, and as such, any associated estimate and its impact on GAAP performance could vary materially.

FX-Adjusted

McKesson also presents its financial results on an FX-adjusted basis, which is the same measure formerly designated Constant Currency. The company conducts business worldwide in local currencies, including the Euro, British pound and Canadian dollar. As a result, the comparability of the financial results reported in U.S. dollars can be affected by changes in foreign currency exchange rates. FX-adjusted information is presented to provide a framework for assessing how the company’s business performed excluding the effect of foreign currency exchange rate fluctuations. The supplemental FX-adjusted information of the company’s GAAP financial results and Adjusted Earnings (Non-GAAP) is provided in Schedule 3 of the financial statement tables included with this release.

Free Cash Flow

McKesson also provides free cash flow, a non-GAAP measure. Free cash flow is defined as net cash provided by operating activities less payments for property, plant and equipment and capitalized software expenditures, as outlined in the company’s condensed consolidated statements of cash flows.

Cautionary Statements

Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual results to differ materially from those in those statements. Forward-looking statements may be identified by their use of terminology such as “believes”, “expects”, “anticipates”, “may”, “will”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The discussion of financial trends, strategy, plans, assumptions or intentions may also include forward-looking statements. It is not possible to predict or identify all such risks and uncertainties. We encourage investors to read important risk factors described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. These risk factors include, but are not limited to: changes in the U.S. healthcare industry and regulatory environment; managing foreign expansion, including the related operating, economic, political and regulatory risks; changes in the Canadian healthcare industry and regulatory environment; exposure to European economic conditions, including recent austerity measures taken by certain European governments; changes in the European regulatory environment with respect to privacy and data protection regulations; fluctuations in foreign currency exchange rates; the company’s ability to successfully identify, consummate, finance and integrate acquisitions; the performance of the company’s investment in Change Healthcare; the company’s ability to manage and complete divestitures; material adverse resolution of pending legal proceedings; competition and industry consolidation; substantial defaults in payment or a material reduction in purchases by, or the loss of, a large customer or group purchasing organization; the loss of government contracts as a result of compliance or funding challenges; public health issues in the U.S. or abroad; cyberattack, natural disaster, or malfunction of sophisticated internal computer systems to perform as designed; the adequacy of insurance to cover property loss or liability claims; the company’s proprietary products and services may not be adequately protected, and its products and solutions may be found to infringe on the rights of others; system errors or failure of our technology products or services to conform to specifications; disaster or other event causing interruption of customer access to data residing in our service centers; changes in circumstances that could impair our goodwill or intangible assets; new or revised tax legislation or challenges to our tax positions; general economic conditions, including changes in the financial markets that may affect the availability and cost of credit to the company, its customers or suppliers; changes in accounting principles generally accepted in the United States of America; withdrawal from participation in multiemployer pension plans or if such plans are reported to have underfunded liabilities; inability to realize the expected benefits from the company’s restructuring and business process initiatives; difficulties with outsourcing and similar third party relationships; risks associated with the company’s retail expansion; and the company’s inability to keep existing retail store locations or open new retail locations in desirable places. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are first made. Except to the extent required by law, the company undertakes no obligation to publicly update forward-looking statements.

About McKesson Corporation

McKesson Corporation, currently ranked 6th on the FORTUNE 500, is a global leader in healthcare supply chain management solutions, retail pharmacy, community oncology and specialty care, and healthcare information technology. McKesson partners with pharmaceutical manufacturers, providers, pharmacies, governments and other organizations in healthcare to help provide the right medicines, medical products and healthcare services to the right patients at the right time, safely and cost-effectively. United by our ICARE shared principles, our employees work every day to innovate and deliver opportunities that make our customers and partners more successful — all for the better health of patients. McKesson has been named the “Most Admired Company” in the healthcare wholesaler category by FORTUNE, a “Best Place to Work” by the Human Rights Campaign Foundation, and a top military-friendly company by Military Friendly. For more information, visit www.mckesson.com.

###

Contacts:

Holly Weiss, 972-969-9174 (Investors and Financial Media)

Holly.Weiss@McKesson.com

Kristin Chasen, 415-983-8974 (General and Business Media)

Kristin.Chasen@McKesson.com

Schedule 1

McKESSON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - GAAP

(unaudited)

(in millions, except per share amounts)

	Quarter Ended March 31,			Year Ended March 31,
	2019	2018	Change	2019	2018	Change
Revenues	$52,429	$51,628	2%	$214,319	$208,357	3%
Cost of sales (1)	(49,228)	(48,553)	1	(202,565)	(197,173)	3

Gross profit	3,201	3,075	4	11,754	11,184	5
Operating expenses (2) (3) (4)	(2,255)	(2,316)	(3)	(8,474)	(8,226)	3
Goodwill impairment charges (5)	(1,206)	(1,388)	(13)	(1,797)	(1,738)	3
Restructuring and asset impairment charges (6)	(309)	(315)	(2)	(597)	(567)	5
Gain from sale of business (7)	—	—	—	—	109	(100)

Total operating expenses	(3,770)	(4,019)	(6)	(10,868)	(10,422)	4

Operating income (loss)	(569)	(944)	(40)	886	762	16
Other income, net (8)	38	28	36	182	130	40
Income (loss) from equity method investment in Change Healthcare (9)	(32)	23	(239)	(194)	(248)	(22)
Loss on debt extinguishment (10)	—	(122)	(100)	—	(122)	(100)
Interest expense	(70)	(79)	(11)	(264)	(283)	(7)

Income (loss) from continuing operations before income taxes	(633)	(1,094)	(42)	610	239	155
Income tax (expense) benefit (11)	(111)	7	NM	(356)	53	(772)

Income (loss) from continuing operations after tax	(744)	(1,087)	(32)	254	292	(13)
Income from discontinued operations, net of tax	—	2	(100)	1	5	(80)

Net income (loss)	(744)	(1,085)	(31)	255	297	(14)
Net income attributable to noncontrolling interests	(52)	(61)	(15)	(221)	(230)	(4)

Net income (loss) attributable to McKesson Corporation	$(796)	$(1,146)	(31)%	$34	$67	(49)%

Earnings (loss) per common share attributable to McKesson Corporation (a)
Diluted (b)
Continuing operations	$(4.17)	$(5.58)	(25)%	$0.17	$0.30	(43)%
Discontinued operations	—	—	—	—	0.02	(100)

Total	$(4.17)	$(5.58)	(25)%	$0.17	$0.32	(47)%

Basic
Continuing operations	$(4.17)	$(5.58)	(25)%	$0.17	$0.30	(43)%
Discontinued operations	—	—	—	—	0.02	(100)

Total	$(4.17)	$(5.58)	(25)%	$0.17	$0.32	(47)%

Dividends declared per common share	$0.39	$0.34		$1.51	$1.30

Weighted average common shares
Diluted	191	206	(7)%	197	209	(6)%
Basic	191	206	(7)	196	208	(6)

(a)	Certain computations may reflect rounding adjustments.
(b)	Diluted net loss per share for the fourth quarters of fiscal 2019 and 2018 is calculated by excluding dilutive securities from the denominator due to their antidilutive effects.

NM	Computation not meaningful.

Refer to the section entitled “Financial Statement Notes” at the end of this release.

Refer to our applicable filings with the SEC for additional disclosures including our Annual Report on Form 10-K for fiscal 2019 and 2018.

Schedule 2A

McKESSON CORPORATION

RECONCILIATION OF GAAP OPERATING RESULTS TO ADJUSTED EARNINGS (NON-GAAP)

(unaudited)

(in millions, except per share amounts)

	Quarter Ended March 31, 2019								Change Vs. Prior Quarter
	As Reported (GAAP)	Amortization of Acquisition- Related Intangibles	Acquisition- Related Expenses and Adjustments	LIFO Inventory- Related Adjustments	Gains from Antitrust Legal Settlements	Restructuring and Asset Impairment Charges, Net	Other Adjustments, Net	Adjusted Earnings (Non-GAAP)	As Reported (GAAP)	Adjusted Earnings (Non-GAAP)
Gross profit (1)	$3,201	$—	$—	$(146)	$(63)	$4	$—	$2,996	4%	—%

Operating expenses (5) (6)	$(3,770)	$121	$34	$—	$—	$309	$1,228	$(2,078)	(6)%	1%

Other income, net	$38	$—	$—	$—	$—	$—	$—	$38	36%	36%

Income (loss) from equity method investment in Change Healthcare (9)	$(32)	$75	$27	$—	$—	$—	$—	$70	(239)%	(3)%

Income (loss) from continuing operations before income taxes	$(633)	$196	$61	$(146)	$(63)	$313	$1,228	$956	(42)%	1%

Income tax expense	$(111)	$(47)	$(15)	$37	$16	$(58)	$(19)	$(197)	NM	21%

Income (loss) from continuing operations, net of tax, attributable to McKesson Corporation	$(796)	$149	$46	$(109)	$(47)	$255	$1,209	$707	(31)%	(2)%

Diluted earnings (loss) per common share from continuing operations, net of tax, attributable to McKesson Corporation (a) (b)	$(4.17)	$0.78	$0.24	$(0.56)	$(0.24)	$1.33	$6.30	$3.69 (c)	(25)%	6%

Diluted weighted average common shares	191	192	192	192	192	192	192	192	(7)%	(7)%

	Quarter Ended March 31, 2018
	As Reported (GAAP)	Amortization of Acquisition- Related Intangibles	Acquisition- Related Expenses and Adjustments	LIFO Inventory- Related Adjustments	Gains from Antitrust Legal Settlements	Restructuring and Asset Impairment Charges, Net	Other Adjustments, Net	Adjusted Earnings (Non-GAAP)
Gross profit (1)	$3,075	$—	$2	$(94)	$—	$—	$—	$2,983

Operating expenses (5) (6)	$(4,019)	$134	$49	$—	$—	$387	$1,389	$(2,060)

Other income, net	$28	$—	$1	$—	$—	$—	$(1)	$28

Income from equity method investment in Change Healthcare (9)	$23	$74	$48	$—	$—	$—	$(73)	$72

Loss on debt extinguishment (10)	$(122)	$—	$—	$—	$—	$—	$122	$—

Income (loss) from continuing operations before income taxes	$(1,094)	$208	$100	$(94)	$—	$387	$1,437	$944

Income tax benefit (expense) (11)	$7	$(64)	$(34)	$33	$—	$(33)	$(72)	$(163)

Income (loss) from continuing operations, net of tax, attributable to McKesson Corporation	$(1,148)	$144	$66	$(61)	$—	$354	$1,365	$720

Diluted earnings (loss) per common share from continuing operations, net of tax, attributable to McKesson Corporation (a) (b)	$(5.58)	$0.70	$0.31	$(0.29)	$—	$1.72	$6.60	$3.49

Diluted weighted average common shares	206	207	207	207	207	207	207	207

(a)	Certain computations may reflect rounding adjustments.
(b)

Diluted net loss per share for the fourth quarters of fiscal 2019 and 2018, as reported under GAAP, is calculated using a weighted average of 191 million and 206 million common shares and excludes dilutive securities from the denominator due to their antidilutive effects. Potentially dilutive securities were excluded from the fiscal 2019 and 2018 GAAP per share computations due to our reported net loss for the fourth quarters of fiscal 2019 and 2018. Diluted adjusted earnings (Non-GAAP) per share, and GAAP to Non-GAAP per share reconciling items, are calculated using a weighted average of 192 million and 207 million common shares and include dilutive securities for the fourth quarters of fiscal 2019 and 2018. Any cross-footing differences in per share amounts are due to a difference in weighted average shares outstanding in calculating GAAP net loss and non-GAAP net income.

(c)	Adjusted Earnings per share on an FX-Adjusted basis for the fourth quarter of fiscal 2019 was $3.71 per diluted share, which excludes the foreign currency exchange effect of $0.02 per diluted share.

Refer to the section entitled “Financial Statement Notes” at the end of this release.

For more information relating to the Adjusted Earnings (Non-GAAP) and FX-Adjusted (Non-GAAP) definitions, refer to the section entitled “Supplemental Non-GAAP Financial Information” of this release.

Schedule 2B

McKESSON CORPORATION

RECONCILIATION OF GAAP OPERATING RESULTS TO ADJUSTED EARNINGS (NON-GAAP)

(unaudited)

(in millions, except per share amounts)

	Year Ended March 31, 2019								Change Vs. Prior Year
	As Reported (GAAP)	Amortization of Acquisition- Related Intangibles	Acquisition- Related Expenses and Adjustments	LIFO Inventory- Related Adjustments	Gains from Antitrust Legal Settlements	Restructuring and Asset Impairment Charges, Net	Other Adjustments, Net	Adjusted Earnings (Non-GAAP)	As Reported (GAAP)	Adjusted Earnings (Non-GAAP)
Gross profit (1)	$11,754	$—	$1	$(210)	$(202)	$4	$—	$11,347	5%	2%

Operating expenses (3) (5) (6)	$(10,868)	$485	$118	$—	$—	$597	$1,736	$(7,932)	4%	4%

Other income, net (8)	$182	$1	$—	$—	$—	$—	$(56)	$127	40%	41%

Income (loss) from equity method investment in Change Healthcare (9)	$(194)	$304	$126	$—	$—	$—	$6	$242	(22)%	(11)%

Income (loss) from continuing operations before income taxes	$610	$790	$245	$(210)	$(202)	$601	$1,686	$3,520	155%	(2)%

Income tax expense	$(356)	$(195)	$(61)	$54	$52	$(102)	$(17)	$(625)	(772)%	(11)%

Income from continuing operations, net of tax, attributable to McKesson Corporation	$33	$595	$184	$(156)	$(150)	$499	$1,669	$2,674	(47)%	1%

Diluted earnings per common share from continuing operations, net of tax, attributable to McKesson Corporation (a)	$0.17	$3.02	$0.93	$(0.79)	$(0.76)	$2.53	$8.47	$13.57 (b)	(43)%	8%

Diluted weighted average common shares	197	197	197	197	197	197	197	197	(6)%	(6)%

	Year Ended March 31, 2018
	As Reported (GAAP)	Amortization of Acquisition- Related Intangibles	Acquisition- Related Expenses and Adjustments	LIFO Inventory- Related Adjustments	Gains from Antitrust Legal Settlements	Restructuring and Asset Impairment Charges, Net	Other Adjustments, Net	Adjusted Earnings (Non-GAAP)
Gross profit (1)	$11,184	$—	$14	$(99)	$—	$(1)	$—	$11,098

Operating expenses (2) (4) (5) (6) (7)	$(10,422)	$503	$68	$—	$—	$680	$1,571	$(7,600)

Other income, net (8)	$130	$1	$2	$—	$—	$—	$(43)	$90

Income (loss) from equity method investment in Change Healthcare (9)	$(248)	$288	$293	$—	$—	$—	$(61)	$272

Loss on debt extinguishment (10)	$(122)	$—	$—	$—	$—	$—	$122	$—

Income from continuing operations before income taxes	$239	$792	$377	$(99)	$—	$679	$1,589	$3,577

Income tax benefit (expense) (11)	$53	$(247)	$(124)	$35	$—	$(89)	$(331)	$(703)

Income from continuing operations, net of tax, attributable to McKesson Corporation	$62	$545	$253	$(64)	$—	$590	$1,258	$2,644

Diluted earnings per common share from continuing operations, net of tax, attributable to McKesson Corporation (a)	$0.30	$2.60	$1.20	$(0.31)	$—	$2.82	$6.01	$12.62

Diluted weighted average common shares	209	209	209	209	209	209	209	209

(a)	Certain computations may reflect rounding adjustments.
(b)	Adjusted Earnings per share on an FX-Adjusted basis for fiscal 2019 was $13.59 per diluted share, which excludes the foreign currency exchange effect of $0.02 per diluted share.

Refer to the section entitled “Financial Statement Notes” at the end of this release.

For more information relating to the Adjusted Earnings (Non-GAAP) and FX-Adjusted (Non-GAAP) definitions, refer to the section entitled “Supplemental Non-GAAP Financial Information” of this release.

Schedule 3A

McKESSON CORPORATION

RECONCILIATION OF GAAP SEGMENT FINANCIAL RESULTS TO ADJUSTED EARNINGS (NON-GAAP)

(unaudited)

(in millions)

	Quarter Ended March 31, 2019			Quarter Ended March 31, 2018			GAAP		Non-GAAP		Change
	As Reported (GAAP)	Adjustments	Adjusted Earnings (Non-GAAP)	As Reported (GAAP)	Adjustments	Adjusted Earnings (Non-GAAP)	Foreign Currency Effects	FX- Adjusted	Foreign Currency Effects	FX- Adjusted	As Reported (GAAP)		Adjusted Earnings (Non- GAAP)		FX- Adjusted (GAAP)		FX- Adjusted (Non- GAAP)
REVENUES
U.S. Pharmaceutical and Specialty Solutions	$40,897	$—	$40,897	$39,733	$—	$39,733	$—	$40,897	$—	$40,897	3%		3%		3%		3%
European Pharmaceutical Solutions	6,757	—	6,757	7,176	—	7,176	536	7,293	536	7,293	(6)		(6)		2		2
Medical-Surgical Solutions	1,955	—	1,955	1,725	—	1,725	—	1,955	—	1,955	13		13		13		13
Other (a)	2,820	—	2,820	2,994	—	2,994	131	2,951	131	2,951	(6)		(6)		(1)		(1)

Revenues	$52,429	$—	$52,429	$51,628	$—	$51,628	$667	$53,096	$667	$53,096	2%		2%		3%		3%

OPERATING PROFIT (LOSS) (5) (6)
U.S. Pharmaceutical and Specialty Solutions (1)	$873	$(121)	$752	$785	$(23)	$762	$—	$873	$—	$752	11%		(1)%		11%		(1)%
European Pharmaceutical Solutions	(1,454)	1,477	23	(1,185)	1,267	82	(108)	(1,562)	3	26	23		(72)		32		(68)
Medical-Surgical Solutions	121	51	172	112	30	142	—	121	—	172	8		21		8		21
Other (a) (8) (9)	111	147	258	(378)	621	243	3	114	3	261	129		6		130		7

Operating profit (loss)	(349)	1,554	1,205	(666)	1,895	1,229	(105)	(454)	6	1,211	(48)		(2)		(32)		(1)
Corporate	(214)	35	(179)	(227)	21	(206)	—	(214)	—	(179)	(6)		(13)		(6)		(13)

Income (loss) from continuing operations before interest expense and income taxes	$(563)	$1,589	$1,026	$(893)	$1,916	$1,023	$(105)	$(668)	$6	$1,032	(37)%		—%		(25)%		1%

OPERATING PROFIT (LOSS) AS A % OF REVENUES
U.S. Pharmaceutical and Specialty Solutions	2.13%		1.84%	1.98%		1.92%		2.13%		1.84%	15	bp	(8	) bp	15	bp	(8	) bp
European Pharmaceutical Solutions	(21.52)		0.34	(16.51)		1.14		(21.42)		0.36	(501)		(80)		(491)		(78)
Medical-Surgical Solutions	6.19		8.80	6.49		8.23		6.19		8.80	(30)		57		(30)		57

(a)

Other primarily includes the results of our McKesson Canada and McKesson Prescription Technology Solutions businesses. Operating profit for Other also includes our proportionate share of income (loss) from our equity method investment in Change Healthcare.

Refer to the section entitled “Financial Statement Notes” at the end of this release.

For more information relating to the Adjusted Earnings (Non-GAAP) and FX-Adjusted (Non-GAAP) definitions, refer to the section entitled “Supplemental Non-GAAP Financial Information” of this release.

Schedule 3B

McKESSON CORPORATION

RECONCILIATION OF GAAP SEGMENT FINANCIAL RESULTS TO ADJUSTED EARNINGS (NON-GAAP)

(unaudited)

(in millions)

	Year Ended March 31, 2019			Year Ended March 31, 2018			GAAP		Non-GAAP		Change
	As Reported (GAAP)	Adjustments	Adjusted Earnings (Non-GAAP)	As Reported (GAAP)	Adjustments	Adjusted Earnings (Non- GAAP)	Foreign Currency Effects	FX- Adjusted	Foreign Currency Effects	FX- Adjusted	As Reported (GAAP)		Adjusted Earnings (Non-GAAP)		FX- Adjusted (GAAP)		FX- Adjusted (Non- GAAP)
REVENUES
U.S. Pharmaceutical and Specialty Solutions	$167,763	$—	$167,763	$162,587	$—	$162,587	$—	$167,763	$—	$167,763	3%		3%		3%		3%
European Pharmaceutical Solutions	27,242	—	27,242	27,320	—	27,320	345	27,587	345	27,587	—		—		1		1
Medical-Surgical Solutions	7,618	—	7,618	6,611	—	6,611	—	7,618	—	7,618	15		15		15		15
Other (a)	11,696	—	11,696	11,839	—	11,839	246	11,942	246	11,942	(1)		(1)		1		1

Revenues	$214,319	$—	$214,319	$208,357	$—	$208,357	$591	$214,910	$591	$214,910	3%		3%		3%		3%

OPERATING PROFIT (5) (6)
U.S. Pharmaceutical and Specialty Solutions (1) (8)	$2,697	$(177)	$2,520	$2,535	$31	$2,566	$—	$2,697	$—	$2,520	6%		(2)%		6%		(2)%
European Pharmaceutical Solutions	(1,978)	2,197	219	(1,681)	2,021	340	(87)	(2,065)	1	220	18		(36)		23		(35)
Medical-Surgical Solutions	455	150	605	461	83	544	—	455	—	605	(1)		11		(1)		11
Other (a) (2) (3) (4) (7) (8) (9)	394	601	995	(107)	1,035	928	(6)	388	6	1,001	468		7		463		8

Operating profit	1,568	2,771	4,339	1,208	3,170	4,378	(93)	1,475	7	4,346	30		(1)		22		(1)
Corporate	(694)	139	(555)	(564)	46	(518)	—	(694)	—	(555)	23		7		23		7

Income from continuing operations before interest expense and income taxes	$874	$2,910	$3,784	$644	$3,216	$3,860	$(93)	$781	$7	$3,791	36%		(2)%		21%		(2)%

OPERATING PROFIT (LOSS) AS A % OF REVENUES
U.S. Pharmaceutical and Specialty Solutions	1.61%		1.50%	1.56%		1.58%		1.61%		1.50%	5	bp	(8	) bp	5	bp	(8	) bp
European Pharmaceutical Solutions	(7.26)		0.80	(6.15)		1.24		(7.49)		0.80	(111)		(44)		(134)		(44)
Medical-Surgical Solutions	5.97		7.94	6.97		8.23		5.97		7.94	(100)		(29)		(100)		(29)

(a)

Other primarily includes the results of our McKesson Canada and McKesson Prescription Technology Solutions businesses. Other for fiscal 2018 includes Enterprise Information Solutions (“EIS”) business, which was sold in the third quarter of fiscal 2018. Operating profit for Other also includes our proportionate share of income (loss) from our equity method investment in Change Healthcare.

Refer to the section entitled “Financial Statement Notes” at the end of this release.

For more information relating to the Adjusted Earnings (Non-GAAP) and FX-Adjusted (Non-GAAP) definitions, refer to the section entitled “Supplemental Non-GAAP Financial Information” of this release.

Schedule 4

McKESSON CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in millions)

	March 31, 2019	March 31, 2018
ASSETS
Current Assets
Cash and cash equivalents	$2,981	$2,672
Receivables, net	18,246	17,711
Inventories, net	16,709	16,310
Prepaid expenses and other	529	443

Total Current Assets	38,465	37,136
Property, Plant and Equipment, Net	2,548	2,464
Goodwill	9,358	10,924
Intangible Assets, Net	3,689	4,102
Equity Method Investment in Change Healthcare	3,513	3,728
Other Noncurrent Assets	2,099	2,027

Total Assets	$59,672	$60,381

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Current Liabilities
Drafts and accounts payable	$33,853	$32,177
Current portion of long-term debt	330	1,129
Other accrued liabilities	3,443	3,379

Total Current Liabilities	37,626	36,685
Long-Term Debt	7,265	6,751
Long-Term Deferred Tax Liabilities	2,998	2,804
Other Noncurrent Liabilities	2,103	2,625

Redeemable Noncontrolling Interests	1,393	1,459

McKesson Corporation Stockholders’ Equity	8,094	9,804
Noncontrolling Interests	193	253

Total Equity	8,287	10,057

Total Liabilities, Redeemable Noncontrolling Interests and Equity	$59,672	$60,381

Schedule 5

McKESSON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in millions)

	Year Ended March 31,
	2019	2018
OPERATING ACTIVITIES
Net income	$255	$297
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	949	951
Goodwill and other asset impairment charges	2,079	2,217
Deferred taxes	189	(868)
Credits associated with last-in, first-out inventory method	(210)	(99)
Loss from equity method investment in Change Healthcare	194	248
Gain from sale of businesses and investments	(86)	(169)
Other non-cash items	52	30
Changes in assets and liabilities, net of acquisitions:
Receivables	(967)	1,175
Inventories	(368)	(458)
Drafts and accounts payable	1,976	271
Taxes	(95)	671
Other	68	79

Net cash provided by operating activities	4,036	4,345

INVESTING ACTIVITIES
Payments for property, plant and equipment	(426)	(405)
Capitalized software expenditures	(131)	(175)
Acquisitions, net of cash, cash equivalents and restricted cash acquired	(905)	(2,893)
Proceeds from sale of businesses and investments, net	101	374
Payments received on Healthcare Technology Net Asset Exchange, net	—	126
Other	(20)	(20)

Net cash used in investing activities	(1,381)	(2,993)

FINANCING ACTIVITIES
Proceeds from short-term borrowings	37,265	20,542
Repayments of short-term borrowings	(37,268)	(20,725)
Proceeds from issuances of long-term debt	1,099	1,522
Repayments of long-term debt	(1,112)	(2,287)
Payments for debt extinguishments	—	(112)
Common stock transactions:
Issuances	75	132
Share repurchases, including shares surrendered for tax withholding	(1,639)	(1,709)
Dividends paid	(292)	(262)
Other	(355)	(185)

Net cash used in financing activities	(2,227)	(3,084)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(119)	150

Net increase (decrease) in cash, cash equivalents and restricted cash	309	(1,582)
Cash, cash equivalents and restricted cash at beginning of year	2,672	4,254

Cash, cash equivalents and restricted cash at end of year	$2,981	$2,672

McKESSON CORPORATION

FINANCIAL STATEMENT NOTES

(1)

The fourth quarters of fiscal 2019 and 2018 include pre-tax credits of $146 million and $94 million, and fiscal 2019 and 2018 include pre-tax credits of $210 million and $99 million related to our last-in, first-out (“LIFO”) method of accounting for inventories. The fourth quarter of fiscal 2019 and fiscal 2019 include $63 million and $202 million of net cash proceeds representing our share of antitrust legal settlements. These credits are included within our U.S. Pharmaceutical and Specialty Solutions segment.

(2)

Operating expenses for fiscal 2018 include a pre-tax gain of $37 million ($22 million after-tax) for Other, related to the final net working capital settlement and other adjustments from the contribution of the majority of our technology business to form a joint venture, Change Healthcare, in the fourth quarter of fiscal 2017. This credit is included under “Acquisition-Related Expenses and Adjustments” in the reconciliation of McKesson’s GAAP financial results to Adjusted Earnings (Non-GAAP) provided in the Schedule 2 of the accompanying financial statement tables.

(3)

Operating expenses for fiscal 2019 include a gain from an escrow settlement of $97 million (pre-tax and after-tax) representing certain indemnity and other claims related to our third quarter 2017 acquisition of Rexall Health, within Other. This gain is included under “Other Adjustments, Net” in the reconciliation of McKesson’s GAAP financial results to Adjusted Earnings (Non-GAAP) provided in the Schedule 2 of the accompanying financial statement tables.

(4)

Operating expenses for fiscal 2018 include a pre-tax credit of $46 million ($30 million after-tax) for Other, representing a reduction in our tax receivable agreement liability payable to the shareholders of Change Healthcare Holdings, Inc., as a result of the 2017 Tax Cuts and Jobs Act (“2017 Tax Act”). This credit is included under “Other Adjustments, Net” in the reconciliation of McKesson’s GAAP financial results to Adjusted Earnings (Non-GAAP) provided in the Schedule 2 of the accompanying financial statement tables.

(5)

Operating expenses for the fourth quarter of fiscal 2019 and fiscal 2019 include pre-tax non-cash goodwill impairment charges of $1,206 million ($1,186 million after-tax) and $1,776 million ($1,756 million after-tax) for our European Pharmaceutical Solutions segment. The fourth quarter of fiscal 2018 and fiscal 2018 include non-cash goodwill impairment charges (pre-tax and after-tax) of $933 million and $1,283 million for our European Pharmaceutical Solutions segment. The fourth quarter of fiscal 2018 and fiscal 2018 also include non-cash goodwill impairment charges (pre-tax and after-tax) of $455 million for Rexall Health, within Other. These charges are included under “Other Adjustments, Net” in the reconciliation of McKesson’s GAAP financial results to Adjusted Earnings (Non-GAAP) provided in the Schedule 2 of the accompanying financial statement tables.

(6)

Operating expenses for the fourth quarter of fiscal 2019 and fiscal 2019 include pre-tax restructuring and asset impairment charges of $309 million ($251 million after-tax) and $597 million ($495 million after-tax), primarily for our retail businesses in Canada and the United Kingdom and Corporate. Operating expenses for the fourth quarter of fiscal 2018 and fiscal 2018 include pre-tax restructuring and asset impairment charges of $387 million ($354 million after-tax) and $680 million ($591 million after-tax), primarily for our Europe business.

(7)

Fiscal 2018 includes a pre-tax gain of $109 million ($30 million after-tax) recognized from the fiscal 2018 third quarter sale of our Enterprise Information Solutions (“EIS”) business within Other. This gain is included under “Other Adjustments, Net” in the reconciliation of McKesson’s GAAP financial results to Adjusted Earnings (Non-GAAP) provided in the Schedule 2 of the accompanying financial statement tables.

(8)

Fiscal 2019 includes a pre-tax gain of $56 million ($41 million after-tax) recognized from the sale of an equity investment within Other. Fiscal 2018 includes a pre-tax gain of $43 million ($26 million after-tax) recognized from the fiscal 2018 second quarter sale of an equity investment within our U.S. Pharmaceutical and Specialty Solutions segment. These gains are included under “Other Adjustments, Net” in the reconciliation of McKesson’s GAAP financial results to Adjusted Earnings (Non-GAAP) provided in the Schedule 2 of the accompanying financial statement tables.

(9)

Loss from our equity method investment in Change Healthcare includes the amortization of equity investment intangibles and other acquired intangibles of $75 million and $74 million for the fourth quarters of fiscal 2019 and 2018, and $304 million and $288 million for fiscal 2019 and 2018. The fourth quarter of fiscal 2018 and fiscal 2018 include our proportionate share of tax benefits recognized by Change Healthcare related to the 2017 Tax Act of $76 million. The amortization expenses and 2017 Tax Act benefits are included in our proportionate share of the loss from our equity method investment in Change Healthcare within Other.

(10)

The fourth quarter of fiscal 2018 and fiscal 2018 include a pre-tax loss of $122 million ($78 million after-tax) on debt extinguishment related to our February 2018 tender offers to redeem a portion of our existing debt. These charges are included under “Other Adjustments, Net” in the reconciliation of McKesson’s GAAP financial results to Adjusted Earnings (Non-GAAP) provided in the Schedule 2 of the accompanying financial statement tables.

(11)

The fourth quarter of fiscal 2018 and fiscal 2018 include net discrete tax benefits of $54 million and $424 million recognized in connection with the 2017 Tax Act. These discrete tax benefits are included under “Other Adjustments, Net” in the reconciliation of McKesson’s GAAP financial results to Adjusted Earnings (Non-GAAP) provided in the Schedule 2 of the accompanying financial statement tables.

1 of 2

SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION

In an effort to provide investors with additional information regarding the Company’s financial results as determined by generally accepted accounting principles (“GAAP”), McKesson Corporation (the “Company” or “we”) also presents the following Non-GAAP measures in this press release. The Company believes the presentation of Non-GAAP measures provides useful supplemental information to investors with regard to its operating performance, as well as assists with the comparison of its past financial performance to the Company’s future financial results. Moreover, the Company believes that the presentation of Non-GAAP measures assists investors’ ability to compare its financial results to those of other companies in the same industry. However, the Company’s Non-GAAP measures used in the press tables may be defined and calculated differently by other companies in the same industry.

•

Adjusted Earnings (Non-GAAP): We define Adjusted Earnings as GAAP income from continuing operations attributable to McKesson, excluding amortization of acquisition-related intangibles, acquisition and transaction related expenses and adjustments, last-in, first-out (“LIFO”) inventory-related adjustments, gains from antitrust legal settlements, restructuring and asset impairment charges, other adjustments as well as the related income tax effects for each of these items, as applicable. The Company evaluates its definition of Adjusted Earnings on a periodic basis and updates the definition from time to time. The evaluation considers both the quantitative and qualitative aspects of the Company’s presentation of Adjusted Earnings. A reconciliation of McKesson’s GAAP financial results to Adjusted Earnings (Non-GAAP) is provided in Schedules 2 and 3 of the financial statement tables included with this release.

Amortization of acquisition-related intangibles—Amortization expenses of intangible assets directly related to business combinations and/or the formation of joint ventures and equity method investments.

Acquisition-related expenses and adjustments—Transaction, integration and other expenses that are directly related to business combinations, the formation of joint ventures, and other transaction-related costs including initial public offering costs. Examples include transaction closing costs, professional service fees, legal fees, restructuring or severance charges, retention payments and employee relocation expenses, facility or other exit-related expenses, certain fair value adjustments including deferred revenues, contingent consideration and inventory, recoveries of acquisition-related expenses or post-closing expenses, bridge loan fees, gains or losses related to foreign currency contracts entered into directly due to acquisitions, gains or losses on business combinations, and gain on the Healthcare Technology Net Asset Exchange.

LIFO inventory-related adjustments—LIFO inventory-related non-cash expense or credit adjustments.

Gains from antitrust legal settlements—Net cash proceeds representing the Company’s share of antitrust lawsuit settlements.

Restructuring and asset impairment charges—Non-acquisition related restructuring charges that are incurred for programs in which we change our operations, the scope of a business undertaken by our business units, or the manner in which that business is conducted as well as long-lived asset impairments. Such charges may include employee severance, retention bonuses, facility closure or consolidation costs, lease or contract termination costs, asset impairments, accelerated depreciation and amortization, and other related expenses. The restructuring programs may be implemented due to the sale or discontinuation of a product line, reorganization or management structure changes, headcount rationalization, realignment of operations or products, and/or company-wide cost saving initiatives. The amount and/or frequency of these restructuring charges are not part of our underlying business, which includes normal levels of reinvestment in the business. Any credit adjustments due to subsequent changes in estimates are also excluded from the Adjusted Earnings.

Other adjustments—The Company evaluates the nature and significance of transactions qualitatively and quantitatively on an individual basis and may include them in the determination of our Adjusted Earnings from time to time. While not all-inclusive, other adjustments may include: gains or losses from divestitures of businesses that do not qualify as discontinued operations and from dispositions of assets; other asset impairments; adjustments to claim and litigation reserves for estimated probable losses and settlements; certain discrete benefits and subsequent true-up adjustments related to the December 2017 enactment of the 2017 Tax Cuts and Jobs Act; gains or losses from debt extinguishment; and other similar substantive and/or infrequent items as deemed appropriate.

Income taxes on Adjusted Earnings are calculated in accordance with Accounting Standards Codification (“ASC”) 740, “Income Taxes,” which is the same accounting principle used by the Company when presenting its GAAP financial results.

Additionally, our equity method investments’ financial results are adjusted for the above noted items.

2 of 2

SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION (continued)

•

FX-Adjusted (Non-GAAP): McKesson also presents its financial results on an FX-Adjusted basis, which is the same measure formerly designated Constant Currency. To present our financial results on an FX-Adjusted basis, we convert current year period results of our operations in foreign countries, which are recorded in local currencies, into U.S. dollars by applying the average foreign currency exchange rates of the comparable prior year period. To present Adjusted Earnings per diluted share on an FX-Adjusted basis, we estimate the impact of foreign currency rate fluctuations on the Company’s noncontrolling interests and adjusted income tax expense, which may vary from quarter to quarter. The supplemental FX-Adjusted information of the Company’s GAAP financial results and Adjusted Earnings (Non-GAAP) is provided in Schedule 3 of the financial statement tables included with this release.

The Company internally uses Non-GAAP financial measures in connection with its own financial planning and reporting processes. Specifically, Adjusted Earnings serves as one of the measures management utilizes when allocating resources, deploying capital and assessing business performance and employee incentive compensation. The Company conducts its businesses internationally in local currencies, including Euro, British pound sterling and Canadian dollars. As a result, the comparability of our results reported in U.S. dollars can be affected by changes in foreign currency exchange rates. We present FX-Adjusted information to provide a framework for assessing how our business performed excluding the estimated effect of foreign currency exchange rate fluctuations. Nonetheless, Non-GAAP financial results and related measures disclosed by the Company should not be considered a substitute for, nor superior to, financial results and measures as determined or calculated in accordance with GAAP.